American Real Estate Partners, L.P.


                                       FOR IMMEDIATE RELEASE
                                       ---------------------

Contact:  Information Agent:
          Beacon Hill Partners, Inc.
          (212) 843-8500


                          TENDER OFFER BY AFFILIATE OF
                  AMERICAN REAL ESTATE PARTNERS, L.P. EXTENDED



Mount Kisco, N.Y., May 5, 1998 - American Real Estate Partners, L.P. (NYSE: ACP) announced today that its affiliate, Olympia Investors, L.P., a Delaware limited partnership, has extended the expiration date of its offers (the "Offers") to purchase up to approximately 40% of the outstanding Units in each of Integrated Resources High Equity Partners, Series 85, ("HEP-85"), High Equity Partners L.P.
- Series 86 ("HEP-86") and High Equity Partners L.P. - Series 88 (the "HEP-88") to 12:00 midnight, New York City time, on Monday, May 18, 1998. As of May 4, 1998, 24,815 Units in HEP-85, 22,587 Units in HEP-86, and 10,499 Units in HEP-88
had been tendered to the depositary pursuant to the Offers.

American Real Estate Partners, L.P. is a master limited partnership primarily engaged in acquiring and managing real estate investments, with a primary focus on office, retail, industrial, hotel and residential properties.















100 South Bedford Road   Mount Kisco, NY 10549   914-242-7700
914-242-9282 (Fax)